                                                                    Exhibit 10.4

                     CENTURY ELECTRONICS MANUFACTURING, INC.

                      Series A Convertible Preferred Stock

                              --------------------

                       PREFERRED STOCK PURCHASE AGREEMENT

                              --------------------

                                December 1, 1998

                                TABLE OF CONTENT

                                                                    Page
                                                                    ----

                                    SECTION 1

                      Authorization and Sale of the Shares

1.1     Authorization of the Shares ................................   1
1.2     Sale of the Shares .........................................   1

                                    SECTION 2

                             Closing Date; Delivery

2.1     Closing Date ...............................................   2
2.2     Delivery ...................................................   2

                                    SECTION 3

                  Representations and Warranties of the Company

3.1     Organization and Standing: Restated Certificate and
        By-Laws ....................................................   2
3.2     Corporate Power ............................................   3
3.3     Subsidiaries ...............................................   3
3.4     Capitalization .............................................   3
3.5     Authorization ..............................................   4
3.6     Financial Information ......................................   4
3.7     Outstanding Debt ...........................................   5
3.8     Absence of Liabilities .....................................   5
3.9     Absence of Certain Changes .................................   5
3.10    Taxes ......................................................   6
3.11    Contracts; Insurance .......................................   6
3.12    Stockholders, Directors and Officers; Indebtedness .........   8
3.13    Litigation .................................................   8
3.14    Consents ...................................................   9
3.15    Properties; Liens and Encumbrances .........................   9
3.16    Leases .....................................................   9
3.17    Business of the Company ....................................   9
3.18    Intellectual Property, etc. ................................  10
3.19    Minute Books ...............................................  10
3.20    Offering ...................................................  10
3.21    Compliance with Other Instruments ..........................  11
3.22    Employees ..................................................  11
3.23    Registration Rights ........................................  12
3.24    Environmental and Safety Laws ..............................  12
3.25    Employee Benefits; ERISA ...................................  12

3.26    Disclosure .................................................  13

                                    SECTION 4

                   Representations and Warranties of Purchaser

4.1     Experience .................................................  14
4.2     Investment .................................................  14
4.3     Rule 144 ...................................................  14
4.4     Access to Data .............................................  14

                                    SECTION 5

                       Conditions to Closing of Purchaser

5.1     Representations and Warranties Correct .....................  14
5.2     Performance ................................................  15
5.3     Opinion of Company's Counsel ...............................  15
5.4     Legal Investment ...........................................  15
5.5     Compliance Certificate .....................................  15
5.6     Proceedings and Documents ..................................  15
5.7     Proprietary Information and Inventions, and Non-
        Competition Agreements .....................................  15
5.8     Qualifications .............................................  16
5.9     Certificate of Incorporation ...............................  16
5.10    Key Man Life Insurance .....................................  16
5.11    Issuance Taxes .............................................  16

                                    SECTION 6

                        Conditions to Closing of Company

                                    SECTION 7

                            Covenants of the Company

7.1     Basic Financial Information ................................  17
7.2     Additional Information .....................................  18
7.3     Right of First Refusal .....................................  19
7.4     Prompt Payment of Taxes, etc. ..............................  21
7.5     ERISA Compliance ...........................................  21
7.6     Maintenance of Properties and Leases .......................  21
7.7     Insurance ..................................................  22
7.8     Key Man Life Insurance .....................................  22
7.9     Accounts and Records .......................................  22
7.10    Independent Accountants ....................................  22
7.11    Compliance with Requirements of Governmental
        Authorities ................................................  23

7.12    Maintenance of Corporate Existence, etc. ...................  23
7.13    Availability of Common Stock for Conversion ................  23
7.14    Notice of Record Dates .....................................  23
7.15    Proprietary Information and Inventions and Non-
        Competition Agreements .....................................  23
7.16    Employee Stock Purchase Agreement ..........................  24
7.17    Use of Proceeds ............................................  24
7.18    Replacement Directors ......................................  24
7.19    Stockholders Agreement .....................................  24
7.20    Debt .......................................................  24
7.21    Director's Expenses ........................................  25
7.22    Termination ................................................  25

                                    SECTION 8

                       Restrictions on Transferability of
                   Securities; Compliance with Securities Act

8.1     Restrictions on Transferability ............................  25
8.2     Certain Definitions ........................................  25
8.3     Restrictive Legend .........................................  26
8.4     Notice of Proposed Transfers ...............................  27
8.5     Requested Registration .....................................  28
8.6     Company Registration .......................................  31
8.7     Expenses of Registration ...................................  32
8.8     Registration on Form S-2 or Form S-3 .......................  33
8.9     Registration Procedures ....................................  33
8.10    Indemnification ............................................  34
8.11    Information by Holder ......................................  37
8.12    Limitations on Registration of Issues of
        Securities .................................................  37
8.13    Rule 144 Reporting .........................................  37
8.14    Transfer or Assignment of Registration Rights ..............  38
8.15    "Market Stand-off" Agreement ...............................  38

                                    SECTION 9

                                  Miscellaneous

9.1     Governing Law ..............................................  39
9.2     Survival ...................................................  39
9.3     Successors and Assigns .....................................  39
9.4     Entire Agreement; Amendment ................................  39
9.5     Notices, etc. ..............................................  40
9.6     Delays or Omissions ........................................  40
9.7     Rights; Separability .......................................  40
9.8     Agent's Fees ...............................................  40
9.9     Expenses ...................................................  41
9.10    Titles and Subtitles .......................................  41

9.11    Counterparts ...............................................  41
9.12    Consent of Holder of Series A Preferred ....................  41
9.13    Deletion of Section 7.3 of Series A Preferred Stock
        Purchase Agreement, dated February 4, 1998 .................  41


SCHEDULES AND EXHIBITS

Schedule of Exceptions

Exhibit A    --   Restated Certificate of Incorporation
Exhibit B    --   Form of Opinion
Exhibit C    --   Proprietary Information and Inventions Agreement
Exhibit D    --   Agreement Not to Compete

                     Century Electronics Manufacturing, Inc.
                               274 Cedar Hill Road
                              Marlborough, MA 01752

                              ---------------------

                       PREFERRED STOCK PURCHASE AGREEMENT

                      Series A Convertible Preferred Stock

HarbourVest Partners V -
  Direct Fund, L.P.
c/o HarbourVest Partners, L.L.C.
One Financial Center
Boston, Massachusetts 02111

            The undersigned, Century Electronics Manufacturing, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

                                    SECTION 1

                      Authorization and Sale of the Shares

            1.1 Authorization of the Shares. The Company has, or before the Closing (as hereinafter defined) will have, authorized the issue and sale of 931,507 shares (the "Shares") of its Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred"), having the powers, preferences and rights set forth in the Company's Restated Certificate of Incorporation (the "Restated Certificate"), a copy of which is attached hereto as Exhibit A.

            1.2 Sale of the Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to you and you will purchase from the Company, at the Closing, 931,507 shares of Preferred for an aggregate purchase price of $3,400,000.50 (calculated based on a price of $3.65 per share) payable
(x) $1,979,000.50 in cash and (y) in cancellation of (i) the Company's $400,000.00 promissory note, dated August 11, 1998, with accrued interest through the date hereof of $12,666.67 and (ii) the Company's $1,000,000.00 promissory note, dated November 4, 1998, with accrued interest through the date hereof of $8,333.33.

                                    SECTION 2

                             Closing Date; Delivery

            2.1 Closing Date. The purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Hemenway & Barnes, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., New York City time, on December 1, 1998 or on such other business day thereafter on or prior to December 31, 1998 as may be agreed upon by the Company and you. If the Closing does not occur by December 31, 1998, this Agreement will be terminated forthwith and the parties hereto will have no further obligations to each other under this Agreement, except that the Company shall nevertheless be obligated to make such payments as provided for in Section 9.9 hereof.

            2.2 Delivery. At the Closing, the Company will deliver to you a certificate or certificates (in definitive form) in such denominations and registered in your name (or the name of your nominee), representing the number of the shares of Preferred to be purchased by you from the Company against payment of the purchase price therefor by check, wire transfer, cancellation of indebtedness or such other form of payment as shall be mutually agreed upon by you and the Company.

                                    SECTION 3

                  Representations and Warranties of the Company

            Except to the extent set forth on the Company's Schedule of Exceptions attached hereto (the "Schedule of Exceptions"), which Schedule of Exceptions contains, with respect to each matter disclosed therein, a specific reference to the representation and warranty to which such matter is an exception, the Company hereby represents and warrants to you as follows:

            3.1 Organization and Standing: Restated Certificate and By-Laws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. The Company has furnished you with complete and correct copies of its Restated Certificate and By-Laws and, in each case, all amendments to the date of this Agreement.

            3.2 Corporate Power. The Company has all requisite corporate power and authority to own the properties owned by it and to carry on its business as now conducted and to enter into this Agreement and will have at the Closing Date all requisite corporate power to issue and sell the Shares, to issue the Common Stock initially issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of this Agreement.

            3.3 Subsidiaries. Other than as specified in the Schedule of Exceptions attached hereto, the Company has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity.

            3.4 Capitalization. The Company's authorized capital stock consists of (a) 17,593,607 shares of Common Stock, par value $.01 per share (the "Common Stock"), of which 6,606,877 shares are issued and outstanding, and (b) 3,726,027 shares of Preferred of which 2,739,726 shares are issued and outstanding, and
(c) 666,667 shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred") of which 666,667 shares are issued and outstanding. All the aforesaid issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable, are owned of record and (to the best of the Company's knowledge and belief) beneficially by the stockholders and in the amounts set forth in the Schedule of Exceptions, and have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of its capital stock, except with respect to the Preferred in accordance with the provisions of this Agreement and the Restated Certificate and except as disclosed in the Schedule of Exceptions. To the best of the Company's knowledge and belief, no stockholder has granted options or other rights to purchase any Common Stock from such stockholder other than as set forth in the Schedule of Exceptions. The Company holds no shares of its capital stock in its treasury. Neither the Common Stock nor the preferred nor the Series B Preferred has been registered under Section 12 of the Securities Exchange Act of 1934, and no such registration is required in connection with the offer, issue and sale of the Shares to you under the circumstances contemplated by this Agreement.

            3.5 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein, and for the due authorization, issuance and delivery of the Shares and of the Common Stock issuable upon conversion of the Shares has been taken or will be taken prior to the Closing. This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. The execution, delivery and performance by the Company of this Agreement and compliance herewith and the issuance and sale of the Shares and the issuance of the Common Stock issuable upon conversion of the Shares will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under, any term or provision of any state or Federal law, ordinance, rule or regulation to which the Company is subject, or the Company's Restated Certificate or By-Laws, as amended and in effect on the date hereof, or any mortgage, indenture, agreement, instrument, judgment, decree, order or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term. No stockholder has any preemptive right or rights of first refusal by reason of the issuance of the Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the Shares will be free of any liens or encumbrances. The Common Stock issuable upon conversion of the Shares has been duly authorized and validly reserved, not subject to any preemptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and nonassessable.

            3.6 Financial Information. The Company has furnished you with (i) its unaudited unconsolidated balance sheet as of September 30, 1998 and statement of income and changes in financial position for the three-month period then ended and (ii) its November 13, 1998 draft audited balance sheet as of June 30, 1997 and June 30, 1998 and statements of income and changes in financial position for the twelve months ended June 30, 1997 and June 30, 1998, respectively, (all of which are collectively referred to as the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company at the dates and for the periods to which they relate, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with generally accepted accounting principles as at the respective dates thereof.

            3.7 Outstanding Debt. The Company has no outstanding indebtedness for borrowed money except as reflected on the Financial Statements and is not a guarantor or otherwise contingently liable for any such indebtedness. There exists no default under the provisions of any instrument evidencing any indebtedness or otherwise or of any agreement relating thereto.

            3.8 Absence of Liabilities. The Company has no material liabilities (fixed or contingent, including without limitation any tax liabilities due or to become due) which are not fully reflected or provided for on the Financial Statements, except as listed in the Schedule of Exceptions.

            3.9 Absence of Certain Changes. Since June 30, 1998, except to the extent described in the Schedule of Exceptions, there has not been any event or condition of any character which has adversely affected the Company's business or prospects, including but not limited to:

            (a) Any material adverse change in the condition, assets, liabilities or business of the Company;

            (b) Any damage, destruction or loss of any of the properties or assets of the Company (whether or not covered by insurance) materially adversely affecting the business or plans of the Company;

            (c) Any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company; or

            (d) Any labor trouble, or any event or condition of any character, materially adversely affecting the business or plans of the Company.

            3.10 Taxes. The Company has duly filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the states of Massachusetts, and (except to the extent that the failure to file would not have a material adverse effect on the condition or operations of the Company) with all other jurisdictions where such filing is required by law; all such tax returns are true and correct; and the Company has paid all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or in respect of such tax returns and reports. The Company knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor. The Company's federal income tax returns have not been audited by the Internal Revenue Service.

            3.11 Contracts; Insurance. Except as set forth in the Schedule of Exceptions, the Company has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral) of any material nature, including without limitation the following:

            (a) Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, incentive compensation, perquisite, stock bonus, retirement, stock option, stock purchase, severance or termination pay plan, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company and agreements among shareholders and the Company or any Employee Benefit Plan;

            (b) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Company's property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person;

            (c) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

            (d) Agreements with any labor union or collective bargaining organization or other labor agreements;

            (e) Any contract or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

            (f) Any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of shares;

            (g) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which the Company is a party;

            (h) Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

            (i) Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

            (j) Licenses, agreements or arrangements providing for the use of or limiting the use of Intellectual Property;

            (k) Letters of intent or agreements with respect to the acquisition of the business, assets or shares of any other business; and

            (l) Insurance policies, health insurance plans, medical plans or any benefit plans.

            The Company has complied with all the material provisions of all said contracts, obligations, licenses, agreements, plans, arrangements, and commitments and is not in default thereunder.

            You have been supplied with a true and correct copy of each of the written contracts and a true and correct description of the oral contracts which are referred to on the Schedule of Exceptions, together with all material amendments, waivers or other changes to all such documents. The Schedule of Exceptions contains a complete and correct summary (in the detail therein stated) of the material terms of all scheduled documents, amendments, waivers or other changes to all such documents.

            The Company maintains insurance which is adequate to protect the Company and its financial condition against the risks involved in the business conducted by the Company.

            3.12 Stockholders, Directors and Officers; Indebtedness. Set forth in the Schedule of Exceptions is a correct and complete list or description of all indebtedness of the Company to its officers, directors or stockholders or any of their respective spouses or relatives and of all indebtedness of such persons to the Company and of all contractual arrangements between the Company and any officer, director or stockholder of the Company or any of their respective spouses or relatives. Except as set forth in the Schedule of Exceptions, none of the officers or directors or significant employees or consultants of the Company, or their respective spouses or relatives, owns directly or indirectly, individually or collectively, a material interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

            3.13 Litigation. Except as set forth in the Schedule of Exceptions, there is no pending or, to the Company's knowledge and belief, threatened action, suit, proceeding or claim, or any basis therefor, whether or not purportedly on behalf of the Company, to which the Company is or may be named as a party or its property is or may be subject and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole might have a material adverse effect on the condition, financial or otherwise, or operations of the Company; and the Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which claim individually or collectively with other such unasserted claims if granted would have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

            3.14 Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement, or the offer, issue or sale of the Shares by the Company, the conversion of the Shares, the issuance of Common Shares upon conversion of the Shares, or the consummation of any other transaction contemplated on the part of the Company hereby, except the filing of the Restated Certificate with the Secretary of State of the State of Delaware.

            3.15 Properties; Liens and Encumbrances. The Company owns no real property and has a valid and indefeasible ownership interest in all its other property and assets, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except (i) as listed on the Schedule of Exceptions hereto; and (ii) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings.

            3.16 Leases. Set forth on the Schedule of Exceptions is a correct and complete list (including the amount of rents called for and a description of the leased property) of all material leases, whether for real or personal property, under which the Company is a lessee. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them is in default in any material respect.

            3.17 Business of the Company. There is no pending nor, to the Company's knowledge and belief, any threatened claim or litigation, or any basis therefor, against or affecting the Company contesting its right to develop, produce, manufacture, license, lease, sell or use any product, process, method, substance, part or other material presently developed, produced, manufactured, licensed, leased, sold or used or planned to be developed, produced, manufactured, licensed, leased, sold or used by the Company in connection with the operations of the Company; and the Company has no knowledge that (i) there exists, or there is pending or planned, any patent, invention, device, application or principle, or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of the Company; or (ii) there is any other factor (other than fire, flood, accident, act of war or civil commotion, or any other cause or event beyond the control of the Company) which may materially adversely affect the condition, financial or otherwise, or the operations of the Company.

            3.18 Intellectual Property, etc. (a) Schedule 3.18 in the Schedule of Exceptions sets forth a complete list of all material intellectual property and proprietary rights owned or used by the Company, including, without limitation, all franchises, permits, licenses, software, trademarks, service marks, domain names, trade rights, trade dress, patents, patent applications and copyrights (together with all inventions, know-how and other confidential information, "Intellectual Property"). The Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it and as planned to be conducted, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and it is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. The Company is the exclusive owner of all right, title and interest in and or has the valid and legal right to use all Intellectual Property necessary to conduct its business as now being conducted and as planned to be conducted without conflict with or infringement upon any valid rights of others except for infringements or conflicts which could not materially and adversely affect the operations or condition, financial or otherwise, of the Company. The Company has not received any notice that the conduct of the business infringes upon or conflicts with the asserted rights of others and has no knowledge that any person is infringing upon or in conflict with its asserted rights.

            (b) To the Company's knowledge and belief, all software used in the business that contains or calls on a calendar function, provides specific dates or calculates spans of dates is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

            3.19 Minute Books. The minute books of the Company provided to your special counsel contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

            3.20 Offering. Neither the Company nor anyone acting on its behalf in connection with the offering or sale of the Shares or any similar securities of the Company has directly or indirectly offered the Shares or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you and not more than 3 other institutional investors. The offer, issuance and sale of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act," which term shall include any successor federal statute), and from any registration or filing requirements of any applicable state securities laws, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

            3.21 Compliance with Other Instruments. The Company is not in violation of any term of its Restated Certificate or By-Laws, in each case, as in effect on the date hereof. The Company is not (and consummation of the transactions contemplated by this Agreement will not cause the Company to be) in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

            3.22 Employees. To the best of the Company's knowledge and belief, no employee of the Company is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and the employment of the Company's employees does not subject the Company or you to any liability. There is no pending or, to the Company's knowledge and belief, threatened action, suit, proceeding or claim, or to its knowledge any basis therefor or threat thereof, with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. The Company does not have any collective bargaining agreement covering any of its employees. The Schedule of Exceptions sets forth the names and current base salaries and existing bonus commitments of the employees of the Company. Except as set forth on the

Schedule of Exceptions, each employee of the Company is an "employee at will" and may be terminated by the Company without any payment to such employee (other than accrued wages).

            3.23 Registration Rights. Except as provided for in this Agreement and as set forth in the Schedule of Exceptions, the Company is not under any obligation to register (as defined in Section 8.2 below) any of its currently outstanding securities or any of its securities which may hereafter be issued.

            3.24 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

            3.25 Employee Benefits; ERISA. To the best of the Company's knowledge (a) With respect to each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (an "Employee Benefit Plan") maintained by the Company or an "ERISA Affiliate" (as defined below): (i) such plan has been administered and operated in compliance with its terms and the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no event has occurred and there exists no circumstance under which the Company could incur liability under ERISA, the Code, or otherwise (other than for contributions or benefits paid or payable in the ordinary course of operation of such plan); (iii) there are no actions, suits or claims pending or threatened with respect to any Employee Benefit Plan or against the assets or a fiduciary of any Employee Benefit Plan; (iv) no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is not covered by an applicable exemption has occurred; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred; (vi) all contributions and premiums due have been paid on a timely basis; and (vii) all contributions made under any Employee Benefit Plan intended to be tax deductible meet the requirements for deductibility under the Code. As used herein, the term "ERISA Affiliate" refers to any organization that is (x) a member of a "controlled group" of which the Company is a member or (y) under "common control" with the Company within the meaning of Section 414(b) and (c) of the Code.

            (b) Each Employee Benefit Plan maintained by the Company or an ERISA Affiliate that is intended to qualify under Section 401(a) of the Code has received a favorable letter of determination from the Internal Revenue Service that it so qualifies and that its related trust is exempt from taxation under
Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

            (c) No Company or ERISA Affiliate benefit plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, or a "multiple employer plan" within the meaning of Section 413 of the Code.

            (d) Except as set forth in the Schedule of Exceptions, neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual.

            3.26 Disclosure. This Agreement and the Schedule of Exceptions do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is no fact known to the Company which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs, condition, properties or assets of the Company or any of its subsidiaries which has not been set forth in this Agreement or in the other documents, certificates and instruments delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Agreement.

                                    SECTION 4

                   Representations and Warranties of Purchaser

            You hereby represent and warrant to the Company as follows:

            4.1 Experience. You are experienced in evaluating and investing in newly organized, emerging companies such as the Company.

            4.2 Investment. You are acquiring the Shares to be purchased by you for investment for your own account and not with the view to, or for resale in connection with, any distribution thereof, provided that the disposition of your property shall at all times be within your control. You understand that the Shares and the Common Stock issuable upon conversion of the Shares have not been registered under the Securities Act by reason of specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of your investment intent as expressed herein.

            4.3 Rule 144. You acknowledge that the Shares to be purchased by you must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. You have been advised or are aware of the provisions of Rule 144 promulgated under the Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions and that such Rule may not become available for resale of the Shares.

            4.4 Access to Data. You have had an opportunity to discuss the Company's business, management and financial affairs with its management and have had the opportunity to review the Company's facilities.

                                    SECTION 5

                       Conditions to Closing of Purchaser

            Your obligation to purchase the Shares to be purchased by you at the Closing is subject to the fulfillment to your satisfaction on or prior to the date of the Closing of each of the following conditions:

            5.1 Representations and Warranties Correct. The representations and warranties made by the Company herein and pursuant hereto shall have been true and correct in all material respects when made, and shall be true and correct in all respects on the date of the Closing with the same force and effect as if they had been made at and as of the date of the Closing, except for such changes resulting from consummation of the transactions contemplated by this Agreement.

            5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing shall have been performed or complied with in all material respects and at such time the Company shall not be in default in the performance of or compliance with any of the provisions of this Agreement or of the Restated Certificate.

            5.3 Opinion of Company's Counsel. You shall have received from Hemenway & Barnes, counsel to the Company, an opinion addressed to you, dated the date of the Closing, and in substantially the form attached as Exhibit B hereto.

            5.4 Legal Investment. At the time of the Closing, the purchase of the Shares to be purchased by you hereunder shall be legally permitted by all laws and regulations to which you and the Company are subject.

            5.5 Compliance Certificate. The Company shall have delivered to you a certificate of the President of the Company, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Sections 5.1 and
5.2 of this Agreement and other matters you reasonably request.

            5.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to you and your counsel. The Company shall have delivered a check to Debevoise & Plimpton to satisfy its obligations under Section 9.9, if so requested prior to the Closing.

            5.7 Proprietary Information and Inventions, and Non-Competition Agreements.

            (a) Each person employed by the Company who develops or has access to Intellectual Property and proprietary information of the Company, including, without limitation, Les Sainsbury, Ian McEwan and Walter J. Conroy, Jr., has executed and delivered to the Company a Proprietary Information and Inventions Agreement substantially in the form of Exhibit C hereto.

            (b) Les Sainsbury, Ian McEwan and Walter J. Conroy, Jr., and any other person employed by the Company and designated as a "key person" by you, shall have executed an Agreement Not to Compete in substantially the form of Exhibit D hereto.

            5.8 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are now required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, the conversion of the Shares into Common Stock and the issuance of such Common Stock upon such conversion shall have been duly obtained and shall be in full force and effect on and as of the Closing.

            5.9 Certificate of Incorporation. The Company shall have duly filed with the Secretary of State of the State of Delaware the Restated Certificate which shall be in full force and effect and shall not have been further amended.

            5.10 Key Man Life Insurance. The Company shall have obtained the life insurance required to be maintained by the Company pursuant to Section 7.8 and shall have furnished evidence satisfactory to you that such insurance is in full force and effect.

            5.11 Issuance Taxes. All taxes imposed by law in connection with the issuance, sale and delivery of the Shares shall have been fully paid, and all laws imposing such taxes shall have been fully complied with.

                                    SECTION 6

                        Conditions to Closing of Company

            The Company's obligation to sell the Shares to be purchased at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the conditions set forth in Sections 5.8 and 5.9.

                                    SECTION 7

                            Covenants of the Company

            The Company hereby covenants and agrees, so long as you own any Shares or any Common Stock issued upon conversion of Shares, as follows:

            7.1 Basic Financial Information. The Company will furnish the following reports to you so long as you are (or your representative is) a holder of Preferred or Common Stock:

            (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and twenty days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and sources and applications of funds of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company.

            (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and sources and applications of funds of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company.

            (c) From the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in lieu of the financial information required pursuant to Sections 7.1(a) and (b), copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

            (d) Each of the financial statements referred to in subparagraphs
(a) and (b) of Section 7.1 and subparagraph (a) of Section 7.2 shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its subsidiaries taken as a whole).

            7.2 Additional Information. The Company will permit any person who owns (or has been designated as the representative of holders of) 5% or more of the Shares or such number of shares of Common Stock issued upon conversion of 5% or more of the Shares, or any combination thereof, to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request. Until the earlier to occur of (i) the date on which the Company is subject to the reporting requirements of Section 13(a) of the Exchange Act, or (ii) the date on which quotations for the Common Stock of the Company are reported by the automated quotations system operated by the National Association of Securities Dealers, Inc., or by an equivalent quotation system, the Company will deliver the reports described below in this Section 7.2 to each such person:

            (a) As soon as practicable after the end of each month and in any event within thirty days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month, and consolidated statements of income and of sources and applications of funds of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with generally accepted accounting principles consistently applied, together with a comparison of such statements to the Company's operating plan then in effect and approved by its Board of Directors and a comparison of such statements to the statements for the corresponding periods of the Company's previous fiscal year, and signed, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company.

            (b) As soon as available (but in any event within thirty days prior to the commencement of its fiscal year) a summary of the business plan and financial plan of the Company for the next fiscal year, as contained in its operating plan approved by the Company's Board of Directors. Any material changes in such financial plan shall be submitted as promptly as practicable after such changes have been approved by the Board of Directors.

            (c) With reasonable promptness, such other information and data with respect to the Company and its subsidiaries as any such person may from time to time reasonably request.

            (d) The foregoing provisions of this Section 7.2 shall not be in limitation of any rights which you may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

            7.3 Right of First Refusal. The Company hereby grants to you the right of first refusal to purchase, pro rata with other holders of the Preferred who may purchase the Preferred from time to time subsequent to the Closing (for purposes of this Section 7.3, you and such future holders of the Preferred shall collectively be referred to as, the "Purchasers" and, individually, a "Purchaser"), all (or any part) of New Securities (as defined in this Section 7.3) which the Company may, from time to time, propose to sell and issue. A Purchaser's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Preferred held by such Purchaser to the total number of shares of Preferred outstanding on the date such New Securities are issued. Each Purchaser shall have a right of over-allotment such that if any Purchaser fails to exercise his right hereunder to purchase his pro rata portion of New Securities, the other Purchasers may purchase the non-purchasing Purchaser's portion on a pro rata basis within five days from the date such non-purchasing Purchaser fails to exercise his right hereunder to purchase his pro rata share of New Securities. This right of first refusal shall be subject to the following provisions:

            (a) "New Securities" shall mean any capital stock (including the Common Stock, the Series A Preferred, or the Series B Preferred) of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock ("Rights"), and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock ("Convertible Securities") (other than capital stock issuable upon the exercise of Rights or conversion or exchange of Convertible Securities); provided that the term "New Securities" does not include (i) securities purchased under this Agreement and securities issued upon conversion of such securities, (ii) securities issued in accordance with the Company's $1,000,000.00 promissory note, dated November 4, 1998 and securities issued upon conversion of such securities, (iii) securities purchased under the Series A Preferred Stock Purchase Agreement between the Company and you, dated February 4, 1998, and securities issued upon conversion of such securities; (iv) securities offered to the public pursuant to a registration statement filed pursuant to the Securities Act; (v) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company owns not less than fifty-one percent of the voting power of such corporation; (vi) 666,667 shares of Series B Preferred issued to Centennial Technologies, Inc. and securities issued upon conversion of such Series B Preferred; (vii) any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features, including warrants, options or other rights to purchase capital stock, and are not convertible into or exchangeable for capital stock of the Company; or (viii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement in effect on the date hereof or hereafter approved in accordance with Section 7.16.

            (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give you written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. You shall have thirty days from the date of receipt of any such notice to agree to purchase your pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

            (c) In the event you fail to exercise your right of first refusal within said 30-day period and after the expiration of the 5-day period for the exercise of the over-allotment provisions of this Section 7.3, the Company shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 120 days from the date of said agreement) to sell the New Securities respecting which the your option was not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold within said 120-day period or entered into an agreement to sell the New Securities within said 120-day period (or sold and issued New Securities in accordance with the foregoing within 120 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to you in the manner provided above.

            (d) The right of first refusal granted under this Agreement shall expire upon the first sale of Common Stock of the Company to the public in an underwritten public offering at an offering price per share of at least two times the then effective Conversion Price (as defined in the Restated Certificate) for the Preferred, which sale is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the "Commission") under the Securities Act, with net proceeds to the Company of not less than $20 million.

            (e) The right of first refusal set forth in this Section 7.3 is nonassignable, except that (i) such right is assignable by you to any wholly-owned subsidiary or parent of, or to any corporation or entity which is, within the meaning of the Securities Act, controlling, controlled by or under common control with you, (ii) such right is assignable by you to your partners.

            7.4 Prompt Payment of Taxes, etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to operations of the Company.

            7.5 ERISA Compliance. The Company and its subsidiaries will operate and administer each Employee Benefit Plan in compliance with its terms and the applicable requirements of ERISA and the Code.

            7.6 Maintenance of Properties and Leases. The Company will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear, fire and other extraordinary casualty excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

            7.7 Insurance. The Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business, in amounts sufficient to prevent the Company or any subsidiary from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

            7.8 Key Man Life Insurance. Unless otherwise agreed by your representative on the Board of Directors, the Company will at all times maintain with financially sound and reputable insurers term life insurance on the life of Mr. Les Sainsbury, in the amount of $2 million, and will pay all premiums in connection therewith. Such policies shall not be cancelable except upon 30 days prior written notice to you.

            7.9 Accounts and Records. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

            7.10 Independent Accountants. The Company will retain independent public accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify you and will request the firm of independent public accountants whose services are terminated to deliver to you a letter of such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another such firm of independent public accountants. In its notice to you, the Company shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof.

            7.11 Compliance with Requirements of Governmental Authorities. The Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets.

            7.12 Maintenance of Corporate Existence, etc. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

            7.13 Availability of Common Stock for Conversion. The Company will not issue or agree to issue any shares of Common Stock or options, rights or warrants to purchase Common Stock or securities convertible into or exchangeable for Common Stock or take any other action if, after giving effect thereto, the number of shares of Common Stock remaining unissued and duly reserved for issuance upon conversion of the Shares shall be insufficient to permit conversion of all the then outstanding shares of Preferred after giving effect to any adjustment in the Conversion Price as a result of such action.

            7.14 Notice of Record Dates. In the event of any making by the Company of a record of the holders of any class of securities (other than the Preferred) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to you at least ten days prior to such record date, specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            7.15 Proprietary Information and Inventions and Non-Competition Agreements. The Company will require each person now or hereafter employed by it or any subsidiary (other than clerical staff) who develops or has access to Intellectual Property and proprietary information to enter into a Proprietary Information and Inventions Agreement in substantially the form of Exhibit C hereto. The Company will require all persons now or hereafter employed by the Company or a subsidiary, and designated as a "key person" by you (or your transferees) on the Company's Board of Directors to execute an agreement in substantially the form annexed hereto as Exhibit D as a condition precedent to the employment of such individuals.

            7.16 Employee Stock Purchase Agreement. The Company will not issue or grant or agree to issue or grant any shares of its capital stock or any option, right or warrant to purchase shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock to any employee or officer of the Company or a subsidiary except pursuant to a plan adopted by the Board of Directors, your representative on the Board of Directors having voted in favor thereof (a "Plan"); provided, however, no such issuance or grant shall be made without the approval of a majority of the members of the Board of Directors, which majority shall include your representative. Each such purchase or the exercise of any such option will be subject to proportionate vesting over at least three years.

            7.17 Use of Proceeds. The Company will use the proceeds from the sale of the Shares for general working capital purposes.

            7.18 Replacement Directors. In the event of the death, resignation or removal of any director designated in accordance with the Stockholders Agreement, dated February 4, 1998, by and among the Company, the undersigned, HarbourVest Partners V - Direct Fund L.P., and the other parties thereto (the "Stockholders Agreement"), by a particular entity or class of stockholders, the Company agrees that in submitting to the Company's stockholders or Board of Directors the names of nominees for election as directors or in filling interim vacancies, it will use its best efforts to cause the nominee of the particular entity or class of stockholders which had designated the former director to be elected as a director.

            7.19 Stockholders Agreement. The Company shall cause each employee of the Company holding in excess of 5% of the outstanding Common Stock of the Company (on a fully diluted basis) to execute and deliver the Stockholders Agreement.

            7.20 Debt. The Company shall not incur indebtedness for borrowed money greater than 7.5% of the Company's total revenue for the four fiscal quarters preceding the fiscal quarter in which the Company proposes to incur such indebtedness.

            7.21 Director's Expenses. The Company shall pay the out-of-pocket expenses of the Directors nominated by you incurred in attending meetings of the Board of Directors or a committee thereof.

            7.22 Termination. The provisions of Sections 7.3 through 7.20 shall terminate immediately prior to the first sale of Common Stock of the Company in an underwritten registered (as defined in Section 8.2) public offering with an offering price per share of at least two times the then effective Conversion Price, with net proceeds to the Company of not less than $20 million.

                                    SECTION 8

                       Restrictions on Transferability of
                   Securities; Compliance with Securities Act

            8.1 Restrictions on Transferability. The Shares shall not be transferable, except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the Securities Act or, in the case of Section 8.15 hereof, to assist in an orderly distribution. You will cause any proposed transferee of Shares held by you to agree to take and hold those securities subject to the provisions and upon the conditions specified in this Section 8.

            8.2 Certain Definitions. As used in this Section 8, the following terms shall have the following respective meanings:

            "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "Holder" shall mean any holder of the outstanding Shares or Registrable Securities which have not been sold to the public.

            "Initiating Holders" shall mean you or your assignees under Section
8.14 hereof who in the aggregate are Holders of more than 50% of the Registrable Securities which have not been sold to the public.

            "Registrable Securities" shall mean (i) Common Stock issued or issuable upon conversion of the Preferred and (ii) any Common Stock issued in respect of securities issued pursuant to the conversion of the Shares upon any stock split, stock dividend, recapitalization or similar event.

            The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

            "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 8.5 and 8.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders and other security holders, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

            "Restricted Securities" shall mean the securities of the Company required to bear or bearing the legend set forth in Section 8.3 hereof.

            "Selling Expenses" shall mean all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities.

            8.3 Restrictive Legend. Each certificate representing (i) the Preferred, or (ii) the Company's Common

Stock issued upon conversion of the Preferred, or (iii) any other securities issued in respect of the Preferred or the Common Stock issued upon conversion of the Preferred, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

            Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either the opinion referred to in Section 8.4(i) or the "no-action" letter referred to in Section 8.4(ii) to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws.

            8.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 8.4. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 8.5, 8.6 and 8.8 hereof), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of Debevoise & Plimpton or legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the

Commission to the effect that the proposed transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in
Section 8.3 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel or "no-action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

            8.5 Requested Registration.

            (a) Request for Registration. At any time after the Company has effected a public offering of its securities under the Securities Act, if the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, the Company will:

            (i) promptly give written notice of the proposed registration to all other Holders; and

            (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, appropriate compliance with applicable regulations issued under the Securities Act and listing on appropriate exchanges) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 8.5:

            (A) In any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, or in which the cost of the foregoing is unreasonable in light of the number of Registrable Securities requested to be sold in such jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder; or

            (B) After the Company has effected two such registrations pursuant to this Section 8.5(a) and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed.

Subject to the foregoing clauses (A) and (B), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

            The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 8.5(b) below, include other securities of the Company which are held by officers or directors of the Company or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but except as provided in the last sentence of Section 8.5(b) below the Company shall have no right to include any of its securities in any such registration.

            (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 8.5 and the Company shall include such information in the written notice referred to in Section 8.5(a) (i) above. The right of any Holder to registration pursuant to Section 8.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

            If officers or directors of the Company holding other securities of the Company shall request inclusion in any registration pursuant to Section 8.5, or if holders of securities of the Company who are entitled, by contract with the Company, to have securities included in such a registration (the "Other Shareholders") request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 8. The Company shall (together with all Holders, officers, directors and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including, without limitation, customary indemnification and contribution provisions on the part of the Company) with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably acceptable to the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Holders greater than the obligations of the Holders pursuant to Section 8.10(b). Notwithstanding any other provision of this Section 8.5, if the representative advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors of the Company (other than Registrable Securities) and the securities held by Other Shareholders (other than Registrable Securities) shall be excluded from such registration to the extent so required by such limitation and if a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders of Registrable Securities whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they held at the time of the request for registration made by the Initiating Holders pursuant to Section 8.5(a). No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder of Registrable Securities, officer, director or Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

            8.6 Company Registration.

            (a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

            (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

            (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within fifteen days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 8.6(b) below. Such written request may specify all or a part of a Holder's Registrable Securities.

            (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.6(a) (i). In such event the right of any Holder to registration pursuant to Section 8.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company, provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Holders greater than the obligations of the Holders pursuant to Section 8.10(b). Notwithstanding any other provision of this Section 8.6, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, and (a) if such registration is the first registered offering of the Company's securities to the public and is for the Company's own account, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (b) if such registration is other than the first registered offering of the sale of the Company's securities to the public for the Company's account, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting to not less than 50% of the securities included therein (based on aggregate market values). The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Company held by officers and directors of the Company (other than Registrable Securities) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting shall be allocated among all such Holders and Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they held at the time the Company gives the notice specified in Section 8.6(a) (i), provided that if such registration is other than the first registered offering of the sale of the Company's securities to the public for the Company's account, the number of Registrable Securities permitted to be included therein shall in any event be at least 50% of the securities included therein (based on aggregate market values). If any Holder of Registrable Securities or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

            8.7 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 8 shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders (other than due to a material adverse change in the business of the Company or any refusal to proceed based upon the advice of counsel that the registration statement, or any prospectus contained therein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing), the registration statement does not become effective, in which case the Holders and Other Shareholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and provided, further, that such registration shall not be counted as a registration pursuant to Section 8.5(a)
(ii) (B).

            8.8 Registration on Form S-2 or Form S-3. The Company shall use its best efforts to qualify for registration on Form S-2 and Form S-3 or any comparable or successor form or forms; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of that Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form or forms. After the Company has qualified for the use of either Form S-2 or Form S-3 or both, in addition to the rights contained in the foregoing provisions of this Section 8, the Holders of Registrable Securities shall have the right to request registrations on Form S-2 or Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders) provided that the Company shall not be obligated to effect any such registration pursuant to this Section
8.8 more than twice in any one year.

            8.9 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 8, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

            (a) Keep such registration effective for a period of one hundred twenty days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration in accordance with provisions in Section 8.15 hereof; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided, further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which includes any prospectus required by Section 10(a) (3) of the Securities Act, the incorporation by reference of information contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

            (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

            (c) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 8.5 hereof, enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions on the part of the Company; and

            (d) obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case addressed to the Holders.

            8.10 Indemnification.

            (a) The Company will, and hereby does, indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 8, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

            (b) Each Holder and Other Shareholder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and Other Shareholder and each of their officers, directors and partners, and each person controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Shareholder and stated to be specifically for use therein; provided, however, that the obligations of such Holders and Other Shareholders hereunder shall be limited to an amount equal to the proceeds to each such Holder or Other Shareholder of securities sold as contemplated herein.

            (c) Each party entitled to indemnification under this Section 8.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligation under this Section 8.10. The Indemnifying Party will be entitled to participate in, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

            8.11 Information by Holder. Each Holder of Registrable Securities, and each Other Shareholder holding securities included in any registration, shall furnish to the Company such information regarding such Holder or Other Shareholder and the distribution proposed by such Holder or Other Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 8.

            8.12 Limitations on Registration of Issues of Securities. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company to initiate any registration of any securities of the Company, provided that this Section
8.12 shall not limit the right of the Company to enter into any agreements with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder. Any right given by the Company to any holder or prospective holder of the Company's securities in connection with the registration of securities shall be conditioned such that it shall be subordinate to the rights of the Holders provided in this Agreement.

            8.13 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

            (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

            (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

            (c) so long as you own any Restricted Securities, furnish to you forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as you may reasonably request in availing yourself of any rule or regulation of the Commission allowing you to sell any such securities without registration.

            8.14 Transfer or Assignment of Registration Rights. The rights to cause the Company to register your securities granted to you by the Company under Sections 8.6 and 8.8 may be transferred or assigned by you to a transferee or assignee of any of your Restricted Securities, provided that the Company is given written notice by you at the time of or within a reasonable time after such transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and provided, further, that the transferee or assignee of such rights is not deemed by the board of directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided, further, that the transferee or assignee of such rights assumes your obligations under this
Section 8.

            8.15 "Market Stand-off" Agreement. You agree, if requested by the Company and an underwriter of Common Stock (or other equity securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other equity securities) of the Company held by you during the ninety-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

            (a) such agreement only applies to the first such registration statement of the Company including securities to be sold on its behalf to the public in an underwritten offering; and

            (b) all Holders, Other Shareholders and officers and directors and other shareholders of the Company holding in excess of 1% of the outstanding Common Stock (on an as converted basis) of the Company enter into similar agreements.

            Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such ninety-day period.

                                    SECTION 9

                                  Miscellaneous

            9.1 Governing Law. This Agreement shall be governed in all respects by the laws of the state of Massachusetts.

            9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by you and (ii) the Closing.

            9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, the Company may not assign its rights hereunder.

            9.4 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of 60% or more of the Shares sold under this Agreement or such number of shares of Common Stock issued upon conversion of those 60% of the Shares and not sold to the public, or any combination thereof, but in no event shall your obligations hereunder be increased, except upon your written consent.

            9.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed to the addresses set forth at the beginning of this Agreement, or at such other address as you shall have furnished to the Company in writing, or if to any other holder of any Shares or any Common Stock issued upon conversion of Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company.

            9.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

            9.7 Rights; Separability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            9.8 Agent's Fees.

            (a) The Company hereby agrees to indemnify and to hold you harmless from and against any liability for commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Company or any of its employees or representatives.

            (b) You (i) represent and warrant that you have retained no finder or broker in connection with the transactions contemplated by this Agreement and
(ii) hereby agree to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which you, or any of your employees or representatives, are responsible.

            9.9 Expenses. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, and the Company will pay up to $50,000 of the fees, charges and disbursements of Debevoise & Plimpton, your special counsel with respect to this Agreement and the transactions contemplated hereby.

            9.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

            9.12 Consent of Holder of Series A Preferred. The undersigned, HarbourVest Partners V - Direct Fund, L.P., in its capacity as the owner of 100% of the outstanding shares of Preferred hereby consents pursuant to the Restated Certificate to the transactions contemplated by this

Agreement, including but not limited to the authorization by the Company of 986,301 additional shares of Preferred.

            9.13 Deletion of Section 7.3 of Series A Preferred Stock Purchase Agreement, dated February 4, 1998. The parties hereto, being all of the parties to the Company's Series A preferred Stock Purchase Agreement, dated February 4, 1998 (the "Old Agreement"), hereby delete Section 7.3 of the Old Agreement.

            If you are in agreement with the foregoing, please sign where indicated below and thereupon this letter shall become a binding agreement between you and the Company.

                                              Very truly yours,

                                   CENTURY ELECTRONICS MANUFACTURING, INC.


                                        By /s/ L.J. SAINSBURY
                                           -------------------------------
                                           Name:  L.J. SAINSBURY
                                           Title: President


ACCEPTED AND AGREED TO:

HARBOURVEST PARTNERS
   V-DIRECT FUND, L.P.

By HVP V-Direct Associates, L.L.C.,
   its General Partner

By HarbourVest Partners, L.L.C.,
   its Managing Member

By /s/ Ofer Nemirovsky
   --------------------------------
   Name:  Ofer Nemirovsky
   Title: Managing Director